The Joint Venture Agreement of Establishment

of

Zhejiang Kandi Electric Vehicles Co., Ltd.

by

Shanghai Maple Guorun Automobile Co., Ltd., a subsidiary of
Geely Automobile Holdings Co., Ltd. (Hong Kong Stock Exchange: 175)

and

Zhejiang Kandi Vehicles Co., Ltd., a subsidiary of Kandi Technologies Group, Inc.(Nasdaq: KNDI)

March 22, 2013

Table of Contents

1. Parties of the Joint Venture	7
1.1 Parties of the Joint Venture	7
1.2 Change of Legal Representatives or Authorized Representatives	7
2. Definition	7
3. The Joint Venture	10
3.1 Establishment	10
3.2 Prerequisite	0
3.3 Registration	11
3.4 Name and Registered Address	11
3.5 Legal Person	11
3.6 Limited Liability	11
4. Purpose and Business Scope	11
4.1 Purpose of the JV	11
4.2 Main Business and Business Scope	11
4.3 Basic Business Plan	12
4.4 Working Plan	12
5 Registered Capital	12
5.1 Registered Capital	12
5.2 Contribution by Each Party	12
5.3 Form of Contribution and Time of Contribution	12
5.4 Use of Registered Capital	13
5.5 Certificates of Contribution	13
5.6 Register of Shareholders	13

5.7 Increase and Decrease of Registered Capital	14
5.8 Transfer of Shares	14
5.9 Control of the JV	15
6. Responsibilities and Obligations of the Parties	15
7. Non-Competition	17
8. The Establishment and Purchase of the New Companies	17
8.1 Party A’s responsibility for the Establishment of the New Company	17
8.2 Party B’s responsibility for the Establishment of the New Company	17
8.3 The Share Acquisition of the New Companies	18
8.4 Time of Share Acquisition of New Companies	18
9. Intellectual Property License	19
9.1 License and Transfer of Trademark.	19
9.2 License of Patent and Technology	19
10. Shareholders Meeting and Shareholders Rights and Obligations	20
10.1 Shareholders Meeting	20
10.2 Shareholders Rights and Obligations	21
11. Board of Directors	22
11.1 Establishment	22
11.2 Composition	22
11.3 Chairman	23
11.4 Authority of the Board of Directors	23
11.5 Fees for Directors	25
11.6 Management Positions	25
11.7 Terms and Remuneration	25
11.8 Board Meeting	26

11.9 Quorum	26
11.10 Notice of Board Meeting	26
11.11 Meeting Procedures	26
11.12 Proxy	26
11.13 Voting Right	27
11.14 Meeting Minutes	27
11.15 Written Consent	27
11.16 Record Book of Board Meetings	27
12. Management	28
12.1 Management Team	28
12.2 General Manager, Deputy General Manager,Financial Controller and Other Senior Management	28
12.3 Business Department	28
12.4 Dismissal and Replacement	28
12.5 Responsibilities and Authority of General Manager	28
13. Supervisors	29
14. Key Items of the Joint Venture	30
14.1 Material Procurement	30
14.2 Quality, Cost and Sales	31
15. Dividend Distribution	31
15.1 Dividend Distribution Plan	31
16. Financials and Accounting	32
16.1 System	32
16.2 Fiscal Year	32
16.3 Accounting Currency	32
16.4 Financial Statements	32

16.5 Audit	32
16.6 Financial Reports	32
16.7 Budgets	32
16.8 Financial Supervision	33
16.9 Financial Personnel	33
16.10 Audit by the Party	33
17. Tax	33
17.1 Preferential Tax	33
17.2 Employee Tax	33
18. Labor	33
18.1 Recruitment	33
18.2 Fees of Labor Union	34
18.3 Resignation and Dismissal	34
18.4 Senior Management Personnel	34
19. Insurance	34
20. Corporate Governance of Subsidiaries of JV company	34
21. Confidentiality	34
22. Liability of Breach	35
22.1 Breach	36
22.2 Waiver	36
23. Force Majeure	36
23.1 The Scope of Force Majure	36
23.2 Notice.	36
23.3 Performance.	36
24. Terms, Early termination, Takeover and Liquidation	37

24.1 Terms and Extension	37
24.2 Early Termination and Take Over	37
24.3 Procedures of Liquidation	39
24.4 Rights and Obligations Before the Termination	39
25. Governing Law	39
26. Disputes Resolution	39
26.1 Arbitration	39
26.2 Final Award	40
26.3 Arbitration Fee	40
26.4 Complete Performance	40
27. Miscellaneous	40
27.1 Notice	40
27.2 Effective Date	40
27.3 Employee Guidelines	41
27.4 Exhibits	41
27.5 Representation and Warranties	41
27.6 Subtitles	42
27.7 Conflict	42
27.8 Amendment	42
27.9 Copies	42
27.10 Exhibits	42

Joint Venture Agreement

Preface

According to the Corporate Law of the People’s Republic of China and other relevant Laws and Regulations, on March 22, 2013, Shanghai Maple Guorun Automobile Co., Ltd. a subsidiary of Geely Automobile Holdings Co., Ltd. (Hong Kong Stock Exchange:175). (hereinafter referred as “Party A”) and Zhejiang Kandi Vehicles Co., Ltd., a subsidiary of Kandi Technologies Group, Inc.(NASDAQ:KNDI) (hereinafter referred as “Party B”), in consideration of the mutual covenant and through friendly negotiation, agreed to enter this agreement to establish a Joint Venture Company (hereinafter referred as “JV company”) in the People’s Republic of China (hereinafter referred as “China”).

1. Parties of the Joint Venture

1.1 Parties of the Joint Venture

Party A: Shanghai Maple Guorun Automobile Co., Ltd.

Registered Address: Fengjing Industrial Zone, Jinshan District ,Shanghai

Representative: Yu Wei

Position: General Manager

Party B: Zhejiang Kandi Vehicles Co., Ltd.

Registered Address: Jinhua Industrial Zone, Jinhua City, Zhejiang

Representative: Hu Xiaoming

Position: Chairman

1.2 Change of legal representative or authorized representative

Each Party of the JV company is entitled to change its legal representative or its authorized representative at any time. However, the Party shall notify the other Party the name, position and nationality of its new legal representative or its new authorized representative in writing.

2. Definition

2.1 “The Joint Venture Company”: the Zhejiang Kandi Electric Vehicles Co., Ltd. established by the Parties based on this Agreement and the JV company’s Articles of Association.

2.2 “Articles of Association”: the Articles of Association of the JV company, which is agreed and signed by the Parties on the date of this Agreement and may be amend by the Parties from time to time.

2.3 “Shareholders Meeting”: the shareholders meeting according to this Agreement and Articles of Association.

2.4 “Board of Directors” or “Board”: the board of directors of the JV company established according to this Agreement and Articles of Association.

2.5 “Business License”: the JV’s business license issued by registration authority.

2.6 “Registration Authority”: State Administration for Industry and Commerce (“SAIC”) or its local offices or other government agencies that are authorized to issue Business License to the JV company.

2.7 “Incorporation Date”: the date that Registration Authority issues Business License of the JV company.

2.8 “Basic Business Plan” : the basic development plan and commercial plan of the JV company during the five year period from its incorporation agreed by Parties, the form and content see Exhibit 1.

2.9 “Annual Working Plan”: the plan that is prepared each year and stipulates overall work of the JV company. The Annual Working Plan shall include: combined marketing and sales plan, production plan, investment plan, financing plan, annual budget and expenditure plan of each department.

2.10 “New Companies Share Transfer Agreements”: the share agreements that JV company purchases the shares of new companies that are established by the Parties. The form and content of the agreements see Exhibit 2. The New Companies Share Transfer Agreements shall be executed and implemented at a proper time between the JV company and new company’s shareholders after the JV is incorporated.

2.11“ Trademark License Agreement”: includes all the trademark and logo license agreements between the JV company and related parties which will allow the JV company to use them free of charge (including but not limited to both Parties of this Agreement and/or other entities that own the specific trademarks and logo suggested by both Parties). The form and content of such agreement see Exhibit 3. After the establishment of the JV, the JV company and the relevant parties shall negotiate and sign the trademark license agreement based upon the form under Exhibit 3.

2.12 “Patent and Technology License Agreement” includes all the patent and technology license agreements between the JV company and related parties which will allow the JV company to use them free of charge (including but not limited to both Parties of this Agreement and/or other entities that own the specific patents and technology suggested by both Parties). The form and content of such agreement see Exhibit 4. After the establishment of JV, the JV company and the relevant party shall negotiate and sign the patent and technology license agreement based upon the form under Exhibit 4.

2.13 “Related Documents” shall mean the Framework Agreement, the JV company’s Articles of Association, New Companies Share Transfer Agreement, Patent and Technology License Agreement and Trademark License Agreement.

2.14 “Framework Agreement” shall mean the Cooperation Framework Agreement of Establishing Zhejiang Kandi Electric Vehicles Investment Co., Ltd entered by Shanghai Maple Guorun Automobile Co., Ltd. and Zhejiang Kandi Vehicles Co., Ltd. on Feb 1st 2013.

2.15 “Confidential Information” : any written or non-written information and data with respect to technology, finance, business, trade ,operation and strategies as well as proprietary technology, business secrets or any survey, analysis, consolidation of these information which is directly or indirectly related to the JV company or any Party’s business delivered or supplied by one Party or its affiliate or JV company (including its employee, representative, agent and consultant) to the other party or its affiliate (including its employee, representative, agent and consultant), no matter it happens before or after the execution of this Agreement, but excluding the following information (a) the information has been known to the public when it is disclosed (or known to the public after the disclosure ), and such disclosure wasn’t caused by any breach of confidentiality obligation by any Party or breach the applicable laws; or (b) the receiving party obtains the information legally from an independent source which has no confidentiality obligation.

2.16 “Senior Management”: the General Manager, Deputy General Manager, Financial Controller and other personnel appointed by the Board.

2.17 “Mid-Level EV”: all the vehicle models that meet Kandi’s current technology model with highest speed no more than 90 kilometers per hour and approved for production by the Board of the JV company.

2.18 “Parties”: Party A and Party B, “Party” shall mean the Party A or the Party B.

2.19 “RMB” shall mean the legal currency of China.

2.20 “Entity” shall mean any person, company, legal person enterprise, non-legal person enterprise, joint venture, partnership, wholly owned enterprise, unit, trust or other entities or organizations, including but not limited to any government or political organizations, or government agent or political organizations or their branches and other legal person or non-legal person organization. It also includes legal representatives, assignee, successor or heir.

2.21 “Affiliate” shall mean an entity that controls, or is controlled by, or is under common control by any specified entity. Control means: directly or indirectly possession of 50 % or more of the voting rights at its decision making level.

2.22 “Related Party Transaction” shall mean the transaction happen between JV company and (a) any Party of this Agreement or (b) the related party of any Party of this Agreement.

2.23 “Transferring Party” shall mean the Party that transfers the shares of the JV company.

2.24 “Assignee” shall mean the Party that purchases the shares of the JV company.

2.25 “China” shall mean the People’s Republic of China.

3. The Joint Venture

3.1 Establishment

According to the Corporate Law of China, other relevant Laws and Regulations of China and this Agreement, the Parties establish the Joint Venture.

3.2 Prerequisite

The establishment of JV company shall meet the following prerequisites:

3.2.1 Both Parties has made preparations in article 8

3.2.2 Both Parties has signed the JV company Articles of Association and agree the forms of new company share transfer agreement, patent and technology license contract and trademark license agreement, etc.

3.2.3 Each Party shall obtain the internal approvals to sign and perform this Agreement and relevant documents. (In the case of involving the listed company, it shall meet the requirements of the binding listing rules and other regulation rules).

3.2.4 The establishment of JV company shall obtain all the necessary government approvals (including but not limited to the governments, stock exchanges or other securities regulators at home or aboard that have jurisdiction)

Until a Party has completely fulfilled its obligations under 3.2.1 to 3.2.4 or such obligations are waived by the other Party that has the right , the other Party has no obligation to make its contribution to JV company. If the JV company is incorporated and the above prerequisites still cannot be completely realized or exempted by the other Party that has the right, Parties may dissolve and liquidate JV company according to the laws.

3.3 Registration

The Parties shall apply to the Registration Authority for the registration of the JV company within 30 days of the execution of this Agreement for the issuance of a Business License.

3.4 Name and Registered Address

Name of the Joint Venture: Zhejiang Kandi Electric Vehicles Co., Ltd., subject to the final approval by the Registration Authority

Registered Address: Building No. 1, No 560 Xixi Road, Xihu District, Hangzhou City, Zhejiang Province, China

3.5 Legal Person

The JV company is established under the Corporate Law of China and is a Chinese legal person. Its activities shall comply with Chinese Laws and Regulations and its rights and interests shall be protected by the Chinese Laws and Regulations.

3.6 Limited Liability

The JV company is a limited liability company and is an independent commercial entity. The risks and liabilities of each Party to the JV company are limited to the respective amount of its contribution to the registered capital of the JV company. The profits, risks and losses of the JV company shall be shared by the Parties in proportion to their respective contributions to the registered capital of the JV company. The JV company shall be responsible for its own liabilities with all its assets.

4. Purposes and Business Scope

4.1 Purposes of the JV

The purpose of the JV company is to use advanced technologies, operating models and management methods to invest, develop, manufacture and sell pure electric vehicles to satisfy the consumer needs and obtain satisfactory returns to shareholders.

4.2 Main Business and Business Scope

The main business the JV company is EV development, manufacture and sale business and auto parts development, purchase and sale as well as investment in the companies that engaged in above business. The vehicle models to be included in the JV business scope will be: Kandi EVs, the remodeled Panda Mid-Leve EV, IG and other models which will be developed by the JV company. The above models will be developed, manufactured, sold and repaired by the JV company or its subsidiaries. The specific business scope shall be subject to the approval by Registration Authority.

4.3 Basic Business Plan

Both Parties shall urge the Board and shareholder meeting of the JV company to approve the basic business plan after JV company is established which will become the development goal of the JV company and the principle requirements to evaluate the performance of management team of the JV in the future.

4.4 Working Plan

The JV company shall prepare a working plan to coordinate with both parties’ existing resources and advantages as well as to expand the JV company’ business. The working plan shall be carried out upon the approval by the Board.

5. Registered Capital

5.1 Registered Capital

The registered capital of the JV company is RMB 1 billion.

5.2 Contribution by Each Party

5.2.1 Party A shall contribute RMB 500 million which accounts for 50% of the registered capital.

5.2.2 Party B shall contribute RMB 500 million which accounts for 50% of the registered capital.

5.3 Form of Contribution and Time of Contribution

Subject to article 3.2, the Forms of Contribution and Payment of Contribution shall be:

5.3.1 Party A

Party A shall contribute in cash to the registered capital of JV company.

5.3.2 Party B

Party B shall contribute in cash to the registered capital of JV company.

5.3.3 Contribution Schedule

(1) The First Payment

The Parties shall contribute in cash at 20% of the registered capital of the JV company on their first contribution.

(2) The Second Payment

The Parties shall make the remaining contribution to according to the resolution by the shareholder meeting of the JV company. However, such contribution shall be completed within 2 years from the date of establishment of the JV company.

5.4 Use of Registered Capital

The Registered Capital will be mainly used to purchase the new companies’ equities under the article 8.3 of this Agreement, the expected amount of purchase is RMB 800 million(the value of the new companies established by each Party is about RMB 400 million each), the actual amount will be subject to evaluation accepted by both Parties. The remaining RMB 200 million will be the initial working capital for the JV company.

5.5 Certificate of Contribution

5.5.1 After the payment of contribution by each Party, according to the verification report issued by certified public accountant registered in China, the JV company shall deliver each Party an investment certificate.

5.5.2 The investment certificate shall include following items:

(1) Name of the JV company;

(2) Registration date of the JV company;

(3) Registered capital of the JV company;

(4) Name of the shareholder

(5) Payment amount of the contribution and date of the contribution

(6) Number of the investment certificate; and

(7) Date of issuance.

5.6 Register of shareholders

5.6.1 The register of shareholders shall indicate following items:

(1) Name and address of shareholders;

(2) The contributions made by shareholders; and

(3) Number and date of investment certificates issued.

5.7 Increase and Decrease of the Registered Capital

5.7.1 Registered capital of the JV company shall not be increased or decreased unless approved by the shareholders meeting of the JV company.

5.7.2 Upon the approval of the increase of Registered Capital of the JV company by the shareholders meeting, each Party shall pay for the increased contribution by its respective amount of their subscriptions at the time and form decided by shareholders meeting .

5.8 Transfer of Shares

5.8.1 General Principle

(1) If one shareholder wants to transfer, sell, gift, pledge or in other methods to dispose its shares in the JV company or set up liens on its shares, it shall first receive the consent from the other Party in writing. The transferor shall send the written notice to the other Party and list the transfer terms such as proposed transferee, transfer share number and price. The other Party shall response within 60 days whether it agrees or disagree such transfer. If the other Party doesn’t respond in 60 days, it shall be considered as its consent for such transfer.

(2) Any transfer with the consent of the other Party, under the same conditions, the other Party has the preemptive right to purchase such shares and such preemptive right shall be exercised within 60 days of the above notice. If the other Party doesn’t exercise its preemptive right, it will be considered that such Party has agreed the transfer to the third party in the terms in the notice.

5.8.2 Adjustment of ownership percentage of the JV company

Based upon the need of JV company development and the approval of both Parties, any Party can purchase other Party’s partial or all shares in the JV company . The purchase price shall base upon the net assets value the JV company and share percentage of such holder at that time with reasonable adjustment agreed by both Parties. The share transfer agreement shall be negotiated and signed separately by both Parties at that time.

5.8.3 Upon any transfer, sale or disposal of partial or all shares in the JV company made in accordance with Article 5.8 or 24.2, the JV company shall make timely change of shareholder with the Registration Authority.

5.8.4 Before the transfer, the transfer party shall ensure the transferee to agree in writing that (i) it will be fully abided by the terms and conditions of this Agreement, and (ii) it shall assume all obligations and liabilities of the transferring party under this Agreement.

5.9 Control of the JV

Within 3 years upon the establishment of the JV company, unless both Parties agree in writing or due to ownership percentage changes under 5.8.2,24.2.2 or 24.2.3, neither Party shall unilaterally seek to change the 50-50 share ownership percentage of the JV company.

Both Parties agree, in the situation of 50-50 share ownership,(i) neither Party has the unilateral control right to the JV company, (ii) neither Party has the right to consolidated financials of the JV company,(iii) if according to the accounting standards applicable to one Party or its controlling shareholder or its actual controlling person that such Party or its controlling shareholder or person should consolidate the financials, the Parties shall negotiate immediately in good faith to take proper measures( including but not limited to redistribute the rights in the JV company) to return to the status that neither party has the right to consolidate the financials of the JV company.

6. Responsibilities and Obligations of the Parties

In addition to the other responsibilities and obligations stipulated in the Agreement, both Parties shall assume the followings:

6.1 to make contribution according to the clauses of this Agreement and the Articles of Association of the JV company.

6.2 to assist the JV company to obtain the business license and necessary approvals, permits, ratifications, filings and registrations for its daily business.

6.3 to cooperate closely to assist the JV company working with the government, customers and suppliers, and to assist the JV company to obtain the preferential treatments from tax, customs, foreign exchange, industry supervision, other government supports according to the laws and regulations.

6.4 For the establishment of the JV company and its business development, Parties shall review their current cooperation arrangements, letters of intent and agreements with their related parties, business partners and government and propose their opinions for the basic business plan of the JV company.

6.5 Promote the JV company and its subsidiaries to obtain the special support funds from Zhejiang province, Hangzhou city and other local governments.

6.6 For the establishment of the JV company and its business development, Parties shall complete the tests and performance confirmation for their existing vehicles models (including those equipped with lead-acid and lithium battery).

6.7 Promote the cooperation between the JV company or its subsidiaries and the State Grid of China.

6.8 Promote the projects in provinces and strive for the policy support from the cities and provinces, except for the supports under the contracts already signed in Shandong and Hainan provinces.

6.9 Upon the request of the JV company, assist the JV company to find the suitable management personnel, technicians and other necessary employees, to provide necessary training to the JV company employees, to assist JV to keep a stabile working force and to assist the JV company to solve the labor disputes according to the laws.

6.10 Execute the relevant documents that it is a party and perform its obligation under these documents.

6.11 Urge the JV company and its senior management to sign confidential agreement, Non-competing agreement or include the terms of confidentiality and non-competition in the employment agreement, so as to prevent the senior management from owning, managing, controlling, investing the industry which has the same, similar or competing business with the JV company or its subsidiaries, or prevent them from providing services and convenience to such business.

6.12 Each Party (including its related party) shall not unilaterally disclose the negotiation, process and content of this Agreement and related documents, unless both Parties agree the content, time and method of the disclosure (any Party shall not unreasonably refuse to give its consent); after the establishment of the JV company, each Party (including its related party) shall not unilaterally disclose the confidential information of the JV company unless the content, time and methods of such disclosure have been approved by the Board of the JV company.

7. Non-Competition

Parties promise that during the period that they are the direct or indirect shareholders of the JV company plus three years after that, without JV company’s authorization, neither Party or its related party shall take part in the R&D, production and sales of mid level EV in China or abroad or provide services or convenience for such (hereinafter referred to as Non-Competition). However; the Non-Competition doesn’t apply to existing agreements between the Party A or its related party and the third party or the products and business subject to existing agreement or arrangements (the “existing obligations”) entered before Parties entered into the Framework Agreement, if such obligations is in conflict with Non-Competition requirement. Party A shall provide a list of its existing obligations upon this Agreement takes effect. For the existing agreements between the Party B or its related party and the third party or the products and business subject to existing agreement or arrangements entered before Parties signed the Framework Agreement, and if such obligations is in conflict with Non-Competition requirement, except for the projects being consolidated into the JV company, Parties shall discuss a solution.

8. The Establishment and Purchase of the New Companies

8.1 Party A’s responsibility for the Establishment of the New Company

Party A promises to establish a new company and to inject certain EV related assets and business (as whole) of Party A or its related party (subject to the companies under control of Geely Automobile Holdings Co., Ltd) to the new company. The value and consideration of the injected assets and business shall be determined by an appraisal firm that is jointly appointed by the Parties. Party A shall provide the capital verification report of the new company for Party B’s review.

The taxes occurred due to the establishment of aforesaid new company shall be borne by the Party that establishing such new company. The new company shall not assume any debt (including contingent liability) for the aforesaid establishment unless otherwise required by Chinese laws.

8.2 Party B’s responsibility for the Establishment of the New Company

Party B promises to establish a new company and to inject certain EV related assets and business (as whole) of Party B or its related party (subject to the companies under control of Kandi Technologies Group, Inc.) to the new company. The value and consideration of the injected assets and business shall be determined by an appraisal firm that is jointly appointed by the Parties. Party B shall provide the capital verification report of the new company for Party A’s review.

The taxes occurred due to the establishment of aforesaid new company shall be borne by the Party that establishing such new company. The new company shall not assume any debt (including contingent liability) for the aforesaid establishment unless otherwise required by Chinese laws.

8.3 The Share Acquisition of the New Companies

Each Party can request a due diligence of the new companies, and Parties will accept the diligence result. The Party that is the shareholder of the new company shall supply reasonable documents to the Party requesting the due diligence and shall assist it to complete the due diligence, including but not limited to the new company’s incorporation documents, such as its bylaws, business license, registered capital verification report, evaluation report and financial statements, etc, as well as the proof documents that certain assets and business have been injected in the new company.

Both Parties agree, after the establishment of the JV company, based upon the status of the establishment of the new companies and new companies share transfer agreements (its form attached in exhibit 2 of this Agreement), the JV company will purchase 100% shares of the new companies. In order to complete the process smoothly, both Parties can further negotiate to establish an interim joint working team to supervise and coordinate the business and operation of the new companies during the period between their establishment and the completion of share transfers.

The taxes caused by the establishment of aforesaid new company shall be borne by each Party; the new company will be not borne any debts (including contingent liability) from the aforesaid establishment, except for the taxes must be borne by the new company according to Chinese laws.

The taxes occurred due to the share transfer of new companies shall be borne by the parties in the transaction. The JV company shall not assume any debt (including contingent liability) for the aforesaid share transfer transaction unless otherwise required by Chinese laws.

8.4 Time of Share Acquisition of New Companies

According to the new companies establishment status, the Parties shall urge the shareholders meeting and the Board of the JV company at a proper time to make a decision on the share purchase of the new companies established by the Parties. The JV company can acquire two new companies at the same time or one at a time. Upon the completion of the share transfer, the new companies will become the subsidiaries of the JV company.

9. Intellectual Property License

9.1 License and Transfer of Trademark.

9.1.1 The trademark and logo owned and/or is authorized to use by the Parties will be licensed to use by the JV company free of charge. The form of trademark and logo license agreement please see the Exhibit 3. This trademark license agreement shall be signed and performed by the relevant party and the JV company after the JV company’s establishment.

9.1.2 Parties agree (i) pursuant to the (1) above, for the trademarks to be licensed to the JV company for free, Parties shall also jointly decide a list of trademarks to be transferred to the JV company and the final trademarks that will be transferred to the JV company upon the consented by both Parties. The trademark license agreement shall indicate that the holders of the trademarks shall license the trademark for the JV company to use free of charge for 3 years from the establishment of the JV company, and after three years, it shall transfer the trademarks to the JV company for free, and the holder shall assist to the JV company to complete the trademark transfer procedure; (ii) pursuant to the (i), the trademarks to be transferred to the JV company for free upon 3 years of the establishment of the JV, and if the JV company liquidates after 3 years and before 5 years of its establishment (the time shall be based on the time when the liquidation team finishes the liquidation report), and if the JV company still has remaining assets ( including trademarks) to be distributed to its shareholders, then the trademarks shall be transferred back to its originally owners under (i) for free.

9.2 License of Patent and Technology

The patents and technologies owned by the Parties shall be licensed to the JV company for free. The form of patent and technology license agreement please see Exhibit 4. The patent and technology license agreement will be signed and performed by relevant party and the JV company after the JV company establishment.

10. Shareholders Meeting, Shareholders Rights and Obligations

10.1 Shareholders Meeting

10.1.1 The JV company shall have shareholders meeting, and the shareholders meeting has the highest authority of the JV company. The shareholders meeting consists of the two Parties of this Agreement.

10.1.2 The shareholders meeting shall exercise the following authorities:

(1) To determine the JV company's operational guidelines and investment plans;

(2) To elect and replace non-employee directors and supervisors, to decide the compensation of the directors and supervisors

(3) To deliberate and approve the report of the Board;

(4) To deliberate and approve the report of the Supervisors;

(5) To deliberate and approve the annual budget and financial statements of the JV company as well as their amendments;

(6) To deliberate and approve the JV company’s profit distribution plan and loss recovery plan;

(7) To make resolution on the increase or decrease of the registered capital of the JV company;

(8) To make resolution on the issuance of debenture note by the JV company;

(9) To make resolution on the merger, division, dissolution, liquidation or change company structure of the JV company;

(10) To amend the JV company’s Articles of Associations,

(11) Other authorities required by the Articles of Associations.

10.1.3 The shareholders meeting’s voting power is based on the actual contribution percentage of the shareholders. The resolutions on amendment of the company’s Articles of

Association, increase or decrease of the registered capital, and merger, division, dissolution, liquidation or the change of company structure must be approved by the shareholders that have more than 2/3 of the voting power, other resolutions must have approved by the shareholders that have more than 50% of the voting power.

10.1.4 If shareholders reach a written unanimous consent on the items set out in article 10.1.2 above, they can sign the written consent instead of holding a shareholders meeting.

10.1.5 The resolutions adopted by the shareholders meeting shall be consistent with the provisions of this Agreement. If the Parties want to reach an amendment or supplement to this Agreement, all shareholders shall unanimously approve such amendment or supplement.

10.1.6 The first shareholders meeting of the JV company shall be convened and presided through the consultation by all shareholders. The shareholders meeting shall be held twice a year and the specific time will be arranged by the Board of Directors of the JV company. The shareholders representing one-tenth or more of the voting power, or one-third or more of the directors, or any supervisor may propose a special shareholders meeting. A shareholders meeting shall be convened by the Board, and presided by the Chairman of the Board. If the Chairman is unable to perform his/her duty, the Chairman shall appoint a director in writing as his/her behalf to preside the meeting.

10.1.7 Whenever a shareholders’ meeting is scheduled, notices shall be sent to all shareholders in advanced. The shareholders meeting shall prepare a meeting minutes for the items discussed at the meeting which shall be signed by the shareholders presented.

10.2 Shareholders Rights and Obligations

10.2.1 Shareholders are the investors of the JV company and have the following rights:

(1) Voting rights according to their share holding percentage;

(2) Appointing Directors and Supervisors according to this Agreement;

(3) Access to, inspect and copy the JV company ‘s Articles of Association and the minutes of shareholders meeting, the Board resolutions and financial statements of the JV company.

(4) Request to inspect the accounting books;

(5) Receive dividends pursuant to the provisions of articles 12.4;

(6) Have the pre-emptive right to subscribe shares according to its shareholding percentage when the JV company is to increase its registered capitals;

(7) Transfer its shares according to law, or have the preemptive right to purchase the shares that other shareholders of the JV company who want to transfer;

(8) Right for distribution of the remaining assets according to the laws after the JV company termination;

(9) Other rights according to laws, regulations and this Agreement.

10.2.2 Shareholders have the following obligations:

(1) Make capital contribution in full as required on time.

(2) cannot withdraw its contribution after registration of the JV company with SAIC unless approved by the law otherwise.

(3) must exercise their rights lawfully and abided by the laws and regulations and cannot abuse their rights to harm the interests of the JV company and other shareholders, and cannot use the independent legal person identity of the JV company and shareholders’ limited liability nature to harm the interest of the creditors of the JV company.

(4) Perform the requirements of this Agreement and exhibits; and

(5) Any other obligations required by laws and regulations.

11. Board of Directors

11.1 Establishment

The Board of directors is established on the date when the JV company is established.

11.2 Composition

11.2.1 The Board of Director of the JV company shall be comprised of four directors. Party A shall appoint two directors and Party B shall appoint two directors. If the contribution percentage of the Parties change in the future, then Parties shall negotiate the composition of the Board, if Parties cannot reach an agreement, the it shall be decided based upon percentage of the actual contributions to the registered capital of the JV company by the Parties.

11.2.2 Any shareholder can send a written notice to the JV company and the other shareholders to dismiss and change the directors appointed by such party at any time with or without a reason. If there is a vacancy in the Board because of the retirement, resignation, sickness, incapability, death or dismissal by the original appointing party, then the original appointing party/shareholder can appoint a replacement to complete the term of the departure director.

11.3 Chairman

11.3.1 The Board of the Directors of the JV company shall have one Chairman.

11.3.2 The first Chairman of the JV company shall be Mr. Li Shufu (Chinese ID: _______). After his first term as Chairman for 3 years, any director can nominate a candidate to become the Chairman and the Chairman will be elected by the Board.

11.3.3 Chairman shall fulfill his responsibilities according to the company articles of associations and the Chinese laws. If the Chairman can’t perform his/her duty, he/she shall appoint another director to temporarily fulfill the duties for him/her.

11.3.4 The authority and responsibility of the Chairman includes: convene and preside the Board meetings; exercise his/her vote as a director; represent the JV company to sign documents upon the authorization of the Board; other items authorized by the Board within its authority scope.

11.4 Authority of the Board of directors

11.4.1 The following items shall be approved in unanimous votes by the directors (or his/her proxy) present at the Board meeting duly called, or to be unanimously approved by all the directors of the Board in writing in absence of a Board meeting.

(1) Amendment of the Articles of Association of the JV company

(2) Merge or division of the JV company

(3) Dissolution and liquidation of the JV company.

(4) The structure change of the JV company

11.4.2 In addition of the above-mentioned items that require unanimous approval, other resolutions can be approved by simple majority of the directors (or his/her representatives) present at the Board meeting duly called, or to be approved by simple majority of all the directors in writing in absence of a Board meeting:

(1) Approve the basic business plan, annual working plan and invest plan of the JV company;

(2) Prepare and approve the annual budget plan, annual financial statements and the amendments to the annual budget plan and financial statement of the JV company;

(3) Prepare and approve the profit distribution plan and loss recovery plan of the JV company;

(4) Prepare and approve the plans of increase or decrease of the registered capital of the JV company and plans on the issuance of debenture note by the JV company;

(5) Approve important policies of the JV company, including but not limited to i) the policies for Board meetings; (ii) the decision making procedure for material matters; (iii) employee guidelines; (iv) compensation system; (v) reward and punishment system for senior management personnel; (vi) the employee welfare system; (vii) the financial and accounting rules; (viii) the forms of agreements to be used by the JV company; and(ix) other important rules or systems that the Board believes to be important.

(6) Decide on the establishment and change of internal management departments and other important departments of the JV company and their main responsibilities;

(7) Decide on hire or fire of the General Manager, Deputy General Manager, Financial Controller and other senior managers of the JV company and their compensation;

(8) Approve the JV company to provide guarantees to debts of any third parties;

(9) Approve the JV company to enter into or amend any agreements related to intellectual property rights that involve to obtain, license or to be licensed or any other methods to dispose trademarks, patents and proprietary technologies;

(10) Approve the JV company to enter into or amend any loan agreements or other debt agreement over RMB 10 million, with or without pledges;

(11) Approve the JV company to set mortgage, pledge or liens that is over RM 10 million on part or all of its important assets;

(12) Approve any fixed assets investment and other construction projects of the JV company that is over RMB 30 million;

(13) Approve the JV company to transfer, lease, sell or in other means to dispose part or all of its land use rights or buildings or other important asset that has over RMB5 million book value;

(14) Approve to enter into or amend any agreements of the JV company that is over RMB 50 million, including the selection the other party of such agreement;

(15) Approve the hire of legal consul and audit firm of the JV company;

(16) Adopt and amend the accounting policies of the JV company ;

(17) Approve the JV company to enter into or amend any project that the JV company will purchase the equity or operating assets of a third party;

(18) Approve the JV company to establish subsidiaries or joint ventures with any third party;

(19) Approve any related party transactions between the JV company and its shareholder or its related parties. While approving the relate party transactions, the director appointed by such related party shall not vote;

(20) Decide to bring any law suit or arbitration by the JV company that is over RMB 10 million, or accept any settlement of a single claim or complaint that is over RMB 10 million;

(21) Approved the information disclosure plan of the JV company;

(22) Other items that require the approval by the Board according to the Articles of Association of the JV company and Chinese laws, and other important decisions for the JV company other than those need to be decided by the shareholders meetings according to the Articles of Association of the JV company and Chinese laws.

11.4.3 The above-mentioned threshold amount as well as those in the authority of the General Manager, upon the establishment of the JV company, can be amended by consent of the majority of the directors in consideration of inflation and other considerations.

11.5 Fees for the directors

The JV company shall pay director fees for the meetings and their business expenses. The details shall be decided by the Board by majority approval.

11.6 Management Positions

The Chairman of the Board or directors of the Board may take management positions in the JV company.

11.7 Terms and Remuneration

The term for the Chairman and other directors of the Board is 3 years, if appointed by the original party again, such member may serve for another term. The directors are not entitled to receive any remuneration, allowance and fees from the JV company just because he/she is a director. However, a director may receive reimbursement for any direct expenses incurred in the course of discharging his/her duties upon the presentation of proper receipts. Any special situations shall be discussed and approved by the Board.

11.8 Board Meeting

The Board shall at least meet each quarter. The Chairman of the Board shall convene and preside the Board meeting. Upon the request of one third of the directors, Chairman shall call for a special meeting. If the Chairman is unable to preside the Board meeting, it shall follow the requirement of article 11.3.3 of this Agreement. The Boarding meeting shall be held at registered address of the JV company or at any other places in or out of China decided by the Board.

The General Manager may attend the Board meeting and receive meeting notice and documents. Unless he/she is also a director, the General Manager cannot vote at the Board meeting.

The Supervisors may attend the Board meeting and receive meeting notice and documents and may make inquiries or suggestions of the resolution items but the Supervisors cannot vote at the Board meeting.

11.9 Quorum

The quorum of a Board meeting shall be at least three directors or their proxies present.

11.10 Board Meeting Notice

The Board meeting agenda shall be arranged by the Chairman based on the request of all the parties. The Chairman shall decide the time of a Board meeting. The agenda, venue and time of the Board meeting shall be delivered to all directors 15 days prior to the meeting date.

11.11 Meeting Procedures

The items to be discussed at the Board meeting shall be the items on meeting agenda in the notice . For any item that is not in the notice, the Board can only discuss and decide on such item when more than half of the directors present at the meeting approve so.

11.12 Proxy

If a director is unable to attend a Board meeting, exercise his/her right or duty, such director may entrust a proxy to represent him/her at such meeting, exercise his/her right or duty. Any appointment of a proxy shall be made in writing and signed by the director and shall be submitted to the person presiding the Board meeting or sent to the office of General Manager prior to the Board meeting.

11.13 Voting Right

Each director or his/her proxy present at the meeting has only one vote. A director who is also a proxy for one or more other directors will therefore be able to cast his/her own vote as well as the vote for the director he/she represents pursuant to the proxy.

11.14 Meeting Minutes

The Board meeting minutes shall be taken at the meeting and prepared by the office of General Manager and sent to all directors within 15 days of the meeting for the signatures and confirmation of each directors present at the meeting. The meeting minutes shall truthfully reflect the opinions of each director or its proxy to the resolution items. Any dissent opinion shall be truthfully recorded in the minutes. A director shall not refuse to sign the meeting minute just because he/she doesn’t agree the resolutions passed by the Board. The meeting minutes is the document that records the discussion and votes of the meeting and shall be filed and implemented by the General Manager’s office. The copies of meeting minutes shall be signed by the Chairman (or his/her proxy) and distributed to each of the directors. The Board meeting shall be conducted in Chinese. All the Board meeting minutes and resolutions, including Chinese notes in lieu of resolutions, shall be entered into the company’s meeting record book and filed at the company’s registered address.

11.15 Written Consent

A written consent resolutions can be reached if it is duly signed by directors on a written document with these resolutions (or on several counterparts of this document) in the absence of a Board meeting. The effective date of a written consent is the date when the last director signs the consent (or on the counterpart copy).

11.16 Record Book of the Board meetings

The General Manager office shall keep a record book for Board meetings . In addition to the Board meeting minutes and resolutions, it shall also include the appointment, dismissal, resignation of the proxy of each director and related documents as well as notices and agenda of each Board meeting and other documents that submitted to the Board.

12. Management

12.1 Management Team

The General Manager is responsible for daily management of the JV company and other senior managers shall assist the General Manager.

12.2 The General Manager, Deputy General Manager, Financial Controller and other Senior Managers

12.2.1 The JV company shall have one General Manager, several Deputy General Managers and one Financial Controller

12.2.2 The first General Manager of the JV company is Mr. Hu Xiaoming(Chinese ID: _________) and will be appointed by the Board. The General Manager will be the legal representative of the JV company.

12.2.3 Deputy General Managers, Financial Controller and other Senior Managers shall be nominated by General Manager and appointed by the Board.

12.2.4 The Financial Controller shall be appointed by Party A. The General Manager shall nominate the appointee of the Party A to the Board and to be hired by the Board. The Financial Controller is responsible for the management of the financials of the JV company. All the expenditures of the JV company shall be reviewed and verified by Financial Controller and approved by General Manager first before it can be paid off.

12.2.5 The term of General Manager, Deputy General Manager, Financial Controller and other Senior Managers is 3 years, and can be re-appointed by the Board.

12.3 Business Department

According to the business needs of the JV company, the Board can decide to establish relevant departments.

12.4 Dismissal and Replacement

If General Manager, Deputy General Manager or Financial Controller practice corruption or gross negligence, upon the majority vote of the Board meeting, they can be dismissed and replaced, and the JV company may seek legal liabilities for their behaviors.

12.5 Responsibilities and Authorities of the General Manager

12.5.1 The General Manager is responsible for the daily business operation and management of the JV company, carry out the decision made by the Board, and act on behalf of the JV company within the scopes of the Board’s authorization, Articles of Association of the JV company and Chinese laws.

12.5.2 The authorities and responsibilities of the General Manager includes:

(1) Preside the production and business management of the JV company, organize and carry out the decision of the Board.

(2) Organize and implement the annual working plan and Investment plan of the JV company;

(3) Prepare and compile the work report of the last year and the working plan of next year of the JV company and submit them to the Board for approval.

(4) Draft internal management department plan and basic management system of the JV company;

(5) Prepare and establish specific rules and policies of the JV company;

(6) On behalf of the JV company to negotiate and sign documents under authorization by the Board; communicate with the relevant government agencies and appeal for solution of the problems that JV company might have; represent the JV company or appoint representatives to participate in legal proceedings involving the JV company, such as mediation, litigation or arbitration;

(7) Preside the operation and business meetings of the JV company and supervise the implementations of the items discussed and decided at the business meeting.

(8) For any matters with an authorization amount threshold under the Board’s authority, if such amount is below the threshold of Board’s authority, then it should be decided by the General Manager;

(9) Propose the appointment and dismissal of Deputy General Manager and other Senior Managers (excluding the Financial Controller);

(10) Decide and carry out other items authorized by the Board and all the matters related to the daily operation and management of the JV company that do not require the decisions by the Board according to the Articles of Association of the JV company and Chinese laws.

13. Supervisors

13.1 The JV company shall have two Supervisors and each Party shall appoint one. The term of the Supervisors is three (3) years and may serve consecutive terms if re-appointed. The Supervisors exercise the following duties:

(1) inspect the financials of the JV company;

(2) supervise the directors and senior management personnel performances of their duties and make proposals to remove directors and senior management personnel who violate laws, regulations, Articles of Association or resolutions of the shareholders;

(3) request the director or senior management personnel to correct if their actions could be detrimental to the JV company's interest;

(4) submit proposals to the shareholders;

(5) file lawsuit against the directors or senior management according to Article 152 of the Corporate Law of China;

13.2 Directors and Senior Management of the JV company may not concurrently serve as a Supervisor.

13.3 Remuneration of the Supervisors

Supervisors shall not receive any remuneration, allowance or fees from the JV company just because he/she is a Supervisor of the JV company; However, a Supervisor may receive reimbursement for any direct expenses incurred in the course of discharging his/her duties upon the presentation of proper receipts.

14. Key Items for the Joint Venture

14.1 Material Procurement

Upon the start of the operation of the JV company, it shall purchase all its needed equipment, raw materials, fuel, components, conveyances, office supplies and other necessary items under competitive terms, conditions, quality, quantity, price, delivery terms and dates for the best interest of the JV company inside or outside of China. Under the same terms and conditions (including but not limited to purchase term, quality, quantity, price and delivery), the JV company shall take the priority to buy in China. For the purchases in China and under the same terms and conditions (including but not limited to purchase term, quality, quantity, price and delivery), the JV company shall take the priority to purchase from Party A or Party B or the suppliers recommended by Party A and Party B. For the JV company’s material procurement, Party A and Party B enjoy the equal rights and assume equal responsibilities.

14.2 Quality, Cost and Sale

The JV company shall set up a quick responsive R&D team, especially that can support the product application development, to quickly prepare competitive plans for the mid-level electric vehicles to be developed and produced by the JV company. In the meantime, through components global sourcing and strengthen localization, the JV company shall introduce a platform to facilitate bringing in mature products and utilize existing resources of both Parties to reduce manufacture and operation costs and achieve the best competitiveness. For the JV company’s product sales, Party A and Party B enjoy the equal rights and assume equal responsibilities.

15. Dividend Distribution

15.1 Dividend Distribution Plan

(1) Unless otherwise decided by the shareholders meeting, the JV company shall distribute dividends once a year. The Board shall prepare a dividend distribution plan for that fiscal year within three months after the shareholders meeting’s review and approval of the annual financial report of the JV company, and submit such plan for shareholders meeting review and approval .

(2) The dividend distribution plan shall be decided according to the profit situation and development plan of the JV company. The JV company shall first take ten percent from the after tax net profit of the year and reserve it as company reservation fund required by the laws. The limit for the reservation fund required by the law is 50% of the registered capital of the JV company.

(3) Any after tax net profits, upon paying off the losses from previous years and deposition of Reservation Fund, may be used for dividend distribution and it shall be duly distributed within 30 days after the approval of the distribution plan by the Shareholders meeting .

(4) The undistributed profits of the previous years may be combined into the profits of the current year for distribution. Notwithstanding the foregoing, the JV company shall not make any dividend distribution before it has covered all the accumulated deficits from the losses of previous years.

(5) The JV company shall not make dividend distribution before its registered capitals have been paid in full.

16. Financials and Accounting

16.1 System

Financial and accounting system of the JV company shall be set up according to the Rules of Enterprise Accounting by Ministry of Finance of China, other relevant Chinese laws and regulations, operational situations of the JV company as well as common international accounting principles. The system shall be adopted and amended by the Board.

16.2 Fiscal Year

The fiscal year of the JV company shall be the calendar year from January 1st to December 3lst.

16.3 Accounting Currency

RMB shall be the accounting currency of the JV company.

16.4 Financial Statements

All the accounting vouchers, documents, books, statements, as well as balance sheets, profit and loss statements, cash flow statements and working capital reports provided to the General Manager or the Board shall be written in Chinese. All financial statements shall be truly, entirely and fairly reflect the financial situations and operational results of the JV company during the period of time in the statement.

16.5 Audit

The JV company shall appoint an independent accounting firm registered in China to audit its financial statements and reports annually. Upon the completion of the audit, the audit firm shall submit an audit report to the Board.

16.6 Financial Reports

The JV company shall send financials reports to the joint venture Parties within 15 days after the end of each month, and shall send it annual financial report and audit report to the joint venture Parties within 3 months after the end of every fiscal year.

16.7 Budget

Within the first 3 months of every fiscal year, the Board shall lead to prepare operation budgets for that fiscal year and submit it for approval by the shareholders meeting.

16.8 Financial Supervision

Both Parties shall be entitled to inspect accounting books of the JV company.

16.9 Financial Personnel

The Financial Controller shall be responsible for financial matters of the JV company according to the company financial policies and rules.

16.10 Audit by the Party

The JV company shall make available all accounting books in reasonable time to be reviewed and examined by each Party or its authorized representative (including the accountants retained by such party). If necessary, each Party has the right to retain an independent accountant to audit accounting records of the JV company. The JV company and the other Party shall fully cooperate with such accountants and allow him/her to review and examine all accounting records of the JV company. The cost related to such audit shall be borne by the appointing party. However, if the result of such audit show significant differences to the result of the JV company’s audited report and the result of such audit is accepted by the Board and both Parties, then the cost shall be borne by the JV company. The accountants for such audit shall keep all documents confidential. The JV company shall permit such accountants to review and exam the accounting books and records of the JV company and provide them with necessary working place and facilities so the audit work can be conducted effectively.

17. Tax

17.1 Preferential Tax

The JV company shall pay taxes according to Chinese Tax Law and Regulations and also enjoy all preferential taxes and other treatments according to Chinese laws and regulations.

17.2 Employee Tax

The employees of the JV company shall pay personal income taxes according to Chinese Personal Income Law and other relevant laws.

18. Labor Management

18.1 Recruitment

The hire, fire, resignation, retirement, salary, employee insurance, welfare, bonus and punishment for the employees of the JV company shall comply with Chinese Labor Law, Chinese Labor Contract law and other relevant laws, this Agreement, the Articles of Association, policies and plans approved by the Board. The JV company shall enter into employment agreement with each employee and the agreement shall be filed with local labor department for record.

18.2 Fees of Labor Union

The JV company shall allocate an amount equals to 2% of the total actual wages of its employees for labor union activities. The use of the Union fund shall follow the rules by Chinese National Federation of Unions.

18.3 Resignation and Dismissal

The General Manager may on behalf of the JV company dismiss or fire any employee (other than senior managers) according to relevant laws and regulations and employee agreement. The fire or dismissal of senior management personnel must be approved by the Board.

18.4 Senior Management Personnel

The appointment, compensation, benefits, social security and travel allowance standards of General Manager, Deputy General Manager and Financial Controller shall be decided by the Board.

19. Insurance

Based upon its cost management and fees required, the JV company shall purchase certain insurances, such as fire insurance and insurance for other risks that the JV company needs to cover during its operation. The type and coverage of insurance shall be determined by the Board.

20. Corporate Governance of the Subsidiaries of the JV company

Both parties promise to urge the subsidiaries of JV company to adopt the same corporate governance structure as the JV company, so both parties may have the same decision-making rights at the subsidiary level as that at the JV company’s level.

21. Confidentiality

21.1 Neither Party nor the JV company shall directly or indirectly leak or disclose any confidential information to any third party, or allow any third party to leak or disclose any confidential information to any other parties. Each Party and the JV company shall guarantee its related parties, senior managers, the board, employees, agents and other representatives (for this article 21 purpose, collectively as Representatives) shall not directly or indirectly leak or disclose any confidential information to any third party or allow any third party to leak or disclose any confidential information to other parties. The confidential information shall be the unique and exclusive property of the disclosing party (hereinafter referred as the Protected Party). Any materials and documents (including photocopies) which contain the confidential information shall be returned as soon as the expiration or termination of this Agreement, except the receiving party can prove it has destroyed materials and documents.

21.2 Both Parties and the JV company can only disclose the confidential information (or only allow the disclosure of the confidential information) to the entities or their representative on the need-to-know basis (only limited to the part that need to be disclosed) in order to complete the deals under this Agreement or to establish or conduct the daily operation and business of the JV company. Each Party and the JV company shall be responsible for its representatives for the breach of confidentiality requirement under this Agreement.

21.3 If the applicable laws or government agencies lawfully require any Party, the JV company or their representatives to disclose any confidential information, then such party shall provide a written notice to the protected party with respect to such request as soon as possible before any actual disclosure. If the protected party requests, notifying party shall provide a legal opinion to the protected party at the protected party’s cost to explain the reasons that disclosure of the confidential information is requested by the law. The party that is required to disclose confidential information shall seek protective order or other proper remedies with the full cooperation of the protected party and try its best to receive a guarantee that security measures will be taken to protect the confidential information that to be disclosed.

21.4 Both Parties and the JV company shall take all other necessary, appropriate and practical measures to make sure the confidential information to be kept in confidence.

21.5 The rights and obligations in this section shall remain effective after termination of this Agreement or termination, dissolution or liquidation of the JV company or either Party.

22. Liability of Breach

22.1 Breach

If one Party fails to performs or doesn’t fully perform its obligations under this Agreement, or makes untrue representation and warranties under this Agreement, such party shall be deemed as breaching this Agreement. The breaching party shall compensate the non-breaching party in accordance with Chinese Contract Law. If both Parties have faults, failing to perform or not fully perform its obligations, each Party shall take its own liabilities respectively.

If a Party does not make its contribution to the registered capital on time in accordance with this Agreement, it shall be deemed as a breach. The breaching party shall compensate the non-breaching party 10% of the contribution amount that should have paid but not paid. If the breaching party does not fully fulfill its capital contribution obligations for more than 3 months over the due date, the breaching party shall compensate all loss of the non-breaching party and the JV company caused by such breach.

22.2 Waiver

Non-breaching party may waive its right in certain situations but it shall not be deemed as the non-breaching party will waive its rights for the same or different breaches in the future.

23. Force Majeure

23.1 The Scope of Force Majeure

Force Majeure Event shall mean the event, situation or matter that (i) directly or indirectly prevent the performance of a material obligation under this Agreement; and(ii) which a Party cannot control; and(iii) a Party cannot fully or partly avoid or overcome even it has adopted reasonable care and measures. On the premise of not conflicting with (i),(ii),(iii) above, the Force Majeure includes but is not limited to natural disaster, war, terrorist acts, riot, boycott or embargo, fire, explosion, earthquake, epidemic disease, flood and storm.

23.2 Notice

If a Party can’t perform its obligation under this Agreement due to Force Majeure, it shall inform the other Party within 10 days of the Force Majeure event happens and explain the Force Majeure event in details in the notice.

23.3. Performance

If a Party can’t perform or delay its performance under this Agreement due to the Force Majeure event, it shall not be deemed as breaching or as a reason to claim damage, compensation or punishment for the other Party. In such situation, both Parties still have the obligation to use reasonable measures within the practical scope to perform this Agreement. Once the Force Majeure event is over, the affected party shall inform the other party as soon as possible and confirm such notice has been received.

24. Terms, Early Termination, Takeover and Liquidation

24.1 Terms and Extension

The term of the JV company is 20 years from the date of issuance of business license. The Parties shall meet and discuss the extension two years before the expiration of the term. If the Parties agree to extend the term of the JV company, the JV company shall apply for the extension with the Registration Authority at least 6 months prior to the expiration of the JV company.

24.2 Early Termination and Take Over

24.2.1 This Agreement shall terminate upon expiration of the JV company unless there is an early termination agreed by both Parties or in this Agreement . If any of the following events occurs, the non-breaching party (“noticing party”) has the right to terminate this Agreement by advanced notice in writing:

(1) If one Party materially breaches Article 5.2, 5.3, 6, 7 ,8, 9 of this Agreement.

(2) Other unforeseeable event causes the JV company unable to operate normally;

(3) The result or the impact of Force Majeure has seriously affected the operation of the JV company for more than 6 months.

In the event that a Party gives termination notice pursuant to article 24.2.1, the Parties shall start the negotiation within one (1) month of such notice. If the Parties can’t solve the problem or the other Party refuses to negotiate for one (1) month, the noticing party may terminate this Agreement. The termination of the Agreement shall not affect the non-breaching party to seek liabilities of the breaching party.

24.2.2 Take over and Early Termination if a Shareholder has material changes.

After JV company’s establishment, if any one of the followings happens to a shareholder, it can be considered as a material changes to such shareholder.

(1) the actual controlling person of such shareholder has changed;

(2) the shareholder, or its controlling shareholder or controlling person has been taken over by a third party;

(3) the shareholder, or its controlling shareholder or controlling person enters into the legal proceeding of merge, spin-off, bankrupt, dissolution or liquidation;

(4) the shareholder, or its controlling shareholder or controlling person or the director appointed to Board of the JV company by the shareholder has been sued for damage by the third party or is under investigation or sanctions of the government or securities regulators which has caused material negative impact to the normal business of the JV company.

When the material change happens to one shareholder, the other party has the right to issue a written notice to the changing party within 6 months upon learning the material changes and exercise the following rights: (i) request to purchase all the shares owned by the changing party and the purchase price shall be based upon the JV company’s net assets value and the percentage of the shares in the JV company at that time; or (ii) request an early termination of this Agreement and liquidate the JV company.

If the material changes to the one shareholder has caused damages to the JV company or the other shareholder, the changing shareholder shall be responsible to compensate the other party and/or JV company’s losses.

24.2.3 The share transfer when the JV company is in the deadlock.

After the JV company establishment, at the Board meeting or shareholder meeting, if Yea and Nay votes are 50% each for two consecutive rounds, it can be deemed as “Deadlock”.

When the deadlock happens, each Party (hereinafter referred to as the initial proposing party) can make a written proposal (hereinafter referred to as the initial proposal) to purchase the other party’s (hereinafter referred to as the proposed party) entire shares in the JV company. The initial proposal shall include the price for the shares. The proposed party can accept the initial proposal or make a counter proposal with a higher price, i.e. to buy proposing party’s entire shares in the JV company at a higher price per share. Within 10 days of the initial proposal, the proposing party and proposed party can keep make counter proposal each other with higher price per share until one party has the final highest price to purchase all the shares of the other party in the JV company.

If no party makes an initial proposal within 3 months since the deadlock happens, and the deadlock is still unsolved, then any party has the right to request the dissolution and liquidate the JV company.

24.3 Procedures of Liquidation

If any of the following things happens, the JV company shall be liquidated according to the Chinese laws and regulations: the shareholders meeting of the JV company decides to liquidate the JV company; or one party sends a termination notice according to 24.2 of this Agreement and the other party doesn’t want to purchase its counterpart’s shares in the JV company; or the term of the JV company expires; or other liquidation event occurs according to Chinese laws and regulations.

(1) In the event of liquidation of the JV company, the shareholders meeting shall appoint a liquidation committee (the “Liquidation Committee”) to handle all legal matters on behalf of the JV company. The Liquidation Committee shall evaluate and liquidate the assets of the JV company in accordance with applicable laws and regulations .

(2) The Liquidation Committee shall consist of four members, of which two members shall be appointed by Party A and two members shall be appointed by Party B. The members of the Liquidation Committee may be, but not need to be, the directors of the JV company. Parties may appoint professionals, such as accountants or lawyers from China or overseas to be the members of the Liquidation Committee or to assist the work of the Liquidation Committee.

(3) The Liquidation Committee shall be responsible to prepare a liquidation plan to make a thorough examination of the assets, credits and debts of the JV company. The liquidation plan shall be approved by the Board and executed under the supervision of the Liquidation Committee.

24.4 Rights and Obligation Before the Termination

The termination of this Agreement shall not affect the rights and obligations occurred prior to the termination.

25. Governing Law

The execution, validity, interpretation, implementation and any dispute resolution of this Agreement shall be governed by the laws of People’s Republic of China.

26. Dispute Resolution

26.1 Arbitration

Any dispute arising from or related to this Agreement (including but not limited to the effectiveness, interpretation and performance of this Agreement) shall be settled through friendly negotiation first. In case no settlement can be reached through consultations in one month from the date when one party raises the existence of the dispute, then either party can submit it to the Hangzhou Arbitration Commission for arbitration. The language of the arbitration shall be Chinese.

26.2 Final Award

Any decision made by the Arbitration Commission shall be final and binding to both parties.

26.3 Arbitration Fee

Unless the arbitration award says otherwise, the arbitration fee shall be borne by the losing party.

26.4 Complete Performance

During the arbitration, the Parties shall continue to fully perform this Agreement, except the items under the arbitration.

27. Miscellaneous

27.1 Notice

All the notice, consent, request, instruction or other communication shall be made in writing and shall be considered effectively sent and delivered if made by: (1) delivered by person, (2) delivered by pre-paid certified mail or registered mail, (3) delivered by reputable courier service company, or (4) delivered by fax. Before notified otherwise, the Parties shall use the following address for notice:

To Party A: Shanghai Maple Guorun Automobile Co., Ltd.

Address: Fengjing Industrial Zone, Jinshan District ,Shanghai

Zip code:

Attention:

Tel:

Fax:

To Party B: Zhejiang Kandi Vehicles Co., Ltd

Address: Jinhua Industrial Zone, Jinhua City, Zhejiang

Province

Zip code:

Attention:

Tel:

Fax:

27.2 Effective Date

This Agreement shall become effective when the Parties have duly received all authorities and approvals to sign and perform this Agreement from their companies. This Agreement will remain effective during the term of the JV company.

27.3 Employee Guidelines

The JV company may set up employee guidelines, authorities of the department and working procedures and other relevant policies, however, such policies shall not violate the Chinese laws and regulations.

27.4 Exhibits

The exhibits are an integral part of this Agreement. If there is a conflict between the provisions of this Agreement and the exhibits, the provisions of this Agreement shall prevail.

27.5 Representations and Warranties

27.5.1 Each party shall represent and warrant to the other party that it has received all the permission and has gone its corporate governance procedures to obtain power and authority to enter into this Agreement and to perform its obligations under this Agreement and the execution and performance of this Agreement are fully authorized, legal and enforceable under the Chinese Laws and Regulations.

27.5.2 The execution of this Agreement and related documents and performance of this Agreement will not violate, breach or conflict with following items or cause breaches of this Agreement due to the following items, and the following items will not restrict the Parties to enter this Agreement or perform its obligations under this Agreement. The items are: existing agreements of the Parties or other existing binding documents, commitments, policies, rules or regulations, administrative orders, awards by the arbitration commissions or verdicts by the court .

27.5.3 Each Party has approved, signed and delivered this Agreement according to the requirements and this Agreement will become effective and will have binding effect according to its articles.

27.6 Subtitles

The subtitles of this Agreement is only for reading convenience and it shall not affect the interpretation of this Agreement.

27.7 Conflict

In case of there is any conflict between this Agreement and the Articles of Association, the provisions of this Agreement shall prevail.

27.8 Amendment

After this Agreement takes effect, it may not be amended unless both parties agree in writing.

27.9 Copies

This Agreement shall have 7 original copies, and each party takes 3 copies and 1 copies shall be submitted to the Registration Authority for approval and registration.

This Agreement has been entered by the authorized representatives of both Parties on the date in the first paragraph of this Agreement.

27.10 Exhibits

The Exhibits are:

Exhibit 1 . Basic Business Plan

Exhibit 2 . Shares Transfer Agreement of the New Company

Exhibit 3 . Trademark License Agreement

Exhibit 4 . Patents and Technology License Agreement

Party A: : Shanghai Maple Guorun Automobile Co., Ltd.

By:

Name:

Title:

Party B: Zhejiang Kandi Vehicles Co., Ltd

By:

Name:

Title: